Exhibit 99.1

Blueknight Energy Partners, L.P.  Announces Debt Refinancing and
Agreement for Charlesbank to become a Joint Controlling Party with Vitol

TULSA, Okla, October 25, 2010 -- Blueknight Energy Partners, L.P. (Pink Sheets: BKEP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product, today announced that it has raised new equity, repaid in full the existing indebtedness under its prior credit agreement and will hold a unitholder meeting regarding certain unitholder proposals pursuant to a Global Transaction Agreement described in more detail below.

In addition, the Partnership has been informed that CB-Blueknight, LLC (“Charlesbank Holding”), an affiliate of Charlesbank Capital Partners, LLC, has entered into an agreement with Blueknight Energy Holding, Inc. (“Vitol Holding”), an affiliate of Vitol Holding B.V., to purchase 50% of the membership interests in the entity that controls the Partnership’s general partner.  Because this is a private transaction, financial terms were not disclosed.  The agreement is subject to customary closing conditions and approvals.

“We look forward to a new chapter in Blueknight’s history.  With the refinancing of its debt, Blueknight is positioned to take advantage of new investment opportunities with a focus on building unitholder value rather than dealing with legacy debt issues,” stated James Dyer, chief executive officer and director of the Partnership’s general partner who is affiliated with Vitol Holding.  Further, Mr. Dyer explained, “Vitol’s increased  investment in Blueknight reflects Vitol’s confidence in the company.  The Partnership has made great strides over the past 10 months to stabilize operations and reposition the company with customers and the market.  We are excited to welcome Charlesbank as a partner who is committed to Blueknight’s success.”

Jon Biotti, Charlesbank managing director, said, “We are impressed with the quality and depth of Blueknight’s management team and are delighted to partner with Vitol to continue the process of repositioning the company. We look forward to supporting Blueknight as it continues to improve its operations and grow its business over the long term.”

The Global Transaction Agreement outlines a series of transactions related to the refinancing of the Partnership’s existing debt and the recapitalization of the Partnership’s securities.  Generally, these transactions are separated into three types of transactions: (i) Phase I Transactions, (ii) Unitholder Vote Transactions and (iii) Phase II Transactions.  Each of these transactions and the corresponding documents are outlined in more detail below.  Copies of the Global Transaction Agreement and the agreements entered into in connection therewith will be available in a Current Report on Form 8-K that will be filed by the Partnership on the date hereof.

The Board of Directors (the “Board”) of the Partnership’s general partner approved the Global Transaction Agreement and the transactions contemplated therein based on a recommendation from its Conflicts Committee, which consists entirely of independent directors.  The Conflicts Committee retained independent legal and financial advisors to assist it in evaluating the Global Transaction Agreement and the transactions contemplated thereby and considered a number of factors in approving the Global Transaction Agreement and such transactions, including an opinion from the Conflicts Committee’s independent financial advisor that the Transactions are fair, in aggregate, from a financial point of view, to the public unaffiliated common unitholders of the Partnership.

Phase I Transactions

The Partnership completed the following Phase I Transactions concurrently with the execution of the Global Transaction Agreement:

•	entering into a new credit agreement, which includes a $200 million term loan facility and a $75 million revolving loan facility;

•
issuing an aggregate of 21,538,462 Series A Preferred Units (the “Preferred Units”) to Vitol Holding and Charlesbank Holding for a cash purchase price of $6.50 per Preferred Unit in a privately negotiated transaction (the “Private Placement”) and granting Vitol Holding and Charlesbank Holding certain registration rights pursuant to a Registration Rights Agreement for the resale of Common Units issued as a result of the conversion of their Preferred Units; and

•
issuing Convertible Subordinated Debentures to Vitol Holding and Charlesbank Holding in the aggregate principal amount of $50 million, with such debentures being convertible into Preferred Units on December 31, 2011 if not earlier redeemed from proceeds from an equity offering.

The Partnership used borrowings under its new credit agreement together with proceeds from the Private Placement and the sale of the Convertible Subordinated Debentures: (i) to repay all existing indebtedness under the Partnership’s prior credit agreement, (ii) to pay certain transaction expenses incurred in connection with the Global Transaction Agreement and the transactions contemplated thereby, including a payment of approximately $350,000 to each of Vitol Holding and Charlesbank Holding as partial reimbursement of their expenses incurred in connection with the negotiation and preparation of the Global Transaction Agreement and the transactions contemplated thereby, and (iii) for general partnership purposes.  Vitol Refining Group B.V., an affiliate of Vitol Holding B.V., is a lender under the new credit agreement.

Unitholder Vote Transactions

Pursuant to the Global Transaction Agreement, the Partnership’s general partner has agreed to convene a special meeting (the “Unitholder Meeting”) of holders of the Partnership’s Common Units and Subordinated Units to consider and vote upon the following unitholder proposals (the “Unitholder Proposals”):

•
approval to amend the Partnership’s partnership agreement to reset the Minimum Quarterly Distribution (as defined in the partnership agreement) to $0.09 per unit per quarter from $0.3125 per unit per quarter and corresponding adjustments to the other Target Distributions, each effective as of the first day of the quarter during which the unitholders approve the Unitholder Proposals;

•
approval of the waiver of the Cumulative Common Unit Arrearage (as defined in the partnership agreement) due and owing through the quarter prior to the quarter during which the unitholders approve the Unitholder Proposals; and

•
approval to amend the Partnership’s partnership agreement to provide that no Minimum Quarterly Distribution dividends shall accrue or be paid to the holders of Subordinated Units during the four-quarter period following the date that the unitholders approve the Unitholder Proposals and that, instead, such Minimum Quarterly Distributions that would otherwise be paid to the holders of Subordinated Units will be paid to holders of Common Units, with the Conflicts Committee determining the amount of any such distribution.

The Board and the Conflicts Committee has each recommended that the public unitholders approve the Unitholder Proposals.  The Unitholder Proposals must be approved by a majority of the outstanding Common Units held by non-affiliates of Vitol Holding and Charlesbank Holding.  The Preferred Units are not entitled to vote upon the Unitholder Proposals.

Phase II Transactions

Pursuant to the Global Transaction Agreement, upon the approval of the Unitholder Proposals, the following Phase II Transactions will take place:

•	the Partnership’s general partner will amend the Partnership’s partnership agreement to reflect the approval of the Unitholder Proposals;

•
no later than 20 days after the date of the approval of the Unitholder Proposals (the “Unitholder Approval Date”), the Partnership will issue and sell to Vitol Holding and Charlesbank Holding an aggregate of 2,615,386 Preferred Units (1,307,693 Preferred Units to Vitol Holding and Charlesbank Holding, respectively) for a cash purchase price of $6.50 per Preferred Unit in a private transaction (the “Additional Private Placement”), resulting in total gross proceeds of approximately $17 million, such proceeds to be used to make the Special Distribution (as defined below);

•
no later than 15 days after the Unitholder Approval Date, the Partnership’s general partner will declare a distribution in favor of the holders of the Common Units in the amount of $0.78 per Common Unit (the “Special Distribution”), such Special Distribution to be paid no later than 45 days after the Unitholder Approval Date; and

•
the Partnership will undertake to complete a rights offering pursuant to which the Partnership will distribute to its existing common unitholders 0.5310 rights for each outstanding Common Unit, with each whole right entitling the holder to acquire, for a subscription price of $6.50, a newly issued Preferred Unit (the “Rights Offering”), with the proceeds from such Rights Offering being used to redeem the Convertible Subordinated Debentures and for general partnership purposes.    These newly issued Preferred Units will be identical to the Preferred Units issued to Vitol Holding and Charlesbank Holding in the Private Placement.

Investor Conference Call

The Partnership will hold a conference call on Wednesday, October 27, 2010 at 3:30 p.m. Central Time (4:30 p.m. Eastern Time) to discuss the refinancing transactions. The conference call can be accessed through the Investors section of the Partnership’s Web site at http://www.bkep.com or by telephone at 877-407-4134. International locations may dial-in by calling 201-689-8430.

Participants should dial in five to 10 minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 14 days. To hear the replay, call 877-660-6853 in the U.S. or call 201-612-7415 from international locations. The pass code for both is 359690 and the account number is 356.

Important Additional Information Regarding the Unitholder Proposals and the Phase II Transactions will be Filed with the Securities and Exchange Commission (“SEC”):

In connection with the Unitholder Proposals and the related transactions, the Partnership will file a proxy statement and other documents with the SEC.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTNERSHIP, THE UNITHOLDER PROPOSALS AND RELATED TRANSACTIONS.  Investors and security holders may obtain copies of the proxy statement and other documents that the Partnership files with the SEC (when they are available) free of charge at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other relevant documents may also be obtained (when available) free of charge on the Partnership’s web site at www.bkep.com or by directing a request to Blueknight Energy Partners, L.P., Two Warren Place, 6120 South Yale Avenue, Suite 500, Tulsa, Oklahoma 74136, Attention: Investor Relations.

The Partnership, the Partnership’s general partner and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from the unitholders of the Partnership in connection with the Unitholder Proposals and related transactions.  Information regarding the special interests of persons who may be deemed to be such participants in the Unitholder Proposals and related transactions will be included in the proxy statement when it becomes available.  Additional information regarding the directors and executive officers of the Partnership’s general partner is also included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent statements of changes in beneficial ownership on file with the SEC.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Blueknight Energy Partners, L.P. as described above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the impact of the refinancing of BKEP’s debt upon the price of its common units, BKEP’s future cash flows and operations, pending legal proceedings, future market conditions, current and future governmental regulation, future taxation and other factors discussed in BKEP’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. BKEP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,300 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 185 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt and residual fuel storage located at 45 terminals in 22 states. BKEP provides integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product. BKEP’s general partner is controlled by Vitol Holding B.V. and its affiliates, which are engaged in the global physical supply and distribution of crude oil, petroleum products, coal, natural gas and other commodities. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

About Charlesbank Capital Partners

Based in Boston and New York, Charlesbank Capital Partners is a middle-market private equity investment firm managing more than $2 billion of capital. Charlesbank focuses on management-led buyouts and growth capital financings, typically investing in companies with enterprise values of $100 million to $750 million. The firm seeks to partner with strong management teams to build companies with sustainable competitive advantages and excellent prospects for growth. Visit www.charlesbank.com for more information.

Investor Contact:

BKEP Investor Relations

918-237-4032

investor@bkep.com

or

BKEP Media Contact:

Brent Gooden (405) 715-3232 or (405) 818-1900